Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lindsay Corporation:

We consent to the use of our reports dated October 22, 2020, with respect to the consolidated balance sheets of Lindsay Corporation as of August 31, 2020 and 2019, the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2020, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of August 31, 2020, incorporated herein by reference.

Our report refers to a change in the method of accounting for leases.

Omaha, Nebraska

January 21, 2021